EXHIBIT 8.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

_______ __, _______

Board of Directors

Berkshire Hills Bancorp, Inc.

24 North Street

Pittsfield, Massachusetts 02101

Re: Acquisition of Commerce Bancshares Corp.

Ladies and Gentlemen:

We have acted as special counsel to Berkshire Hills Bancorp, Inc., a Delaware corporation (“BHLB”), in connection with the planned merger (the “Merger”) of Commerce Bancshares Corp., a Massachusetts corporation, with and into BHLB, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and between BHLB and Commerce Bancshares Corp., dated as of May 22, 2017.

In connection with this opinion, we have reviewed: (i) the Merger Agreement; (ii) the Registration Statement on Form S-4 filed by BHLB with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”) and the Proxy Statement/Prospectus included therein; and (iii) the certificates of Officers of BHLB and of Commerce Bancshares Corp. as to certain factual matters, dated the date hereof (the “Certificates”), and have assumed that such statements and representations will be complete and accurate as of the effective time of the Merger.

We have relied, with the consent of BHLB and Commerce Bancshares Corp., and without independent investigation or verification, upon the accuracy and completeness of the Certificates. We also have relied upon the accuracy of the Registration Statement.

In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as “Current Law”).

Berkshire Hills Bancorp, Inc.

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Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under “Material United States Federal Income Tax Consequences of the Merger,” we are of the opinion that under Current Law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. We hereby confirm that the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion of the material federal income tax consequences of the Merger.

This opinion is based on Current Law and it represents our best judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues. It is possible that Congress could enact new law, or that Department of the Treasury or the IRS could issue new regulations or guidance, after the date hereof that would be inconsistent with the opinion expressed herein. It is possible that courts of competent jurisdiction could issue decisions after the date hereof that would be inconsistent with the opinion expressed herein. Any changes in law could have retroactive effect.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Proxy Statement/Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC